Exhibit 99.1

VIAVI Announces Pricing of $400 Million in Senior Unsecured Notes Due 2029

Scottsdale, Arizona, September 23, 2021 – (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI” or the “Company”) today announced the pricing of $400 million aggregate principal amount of 3.750% senior unsecured notes due 2029 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the Notes to the initial purchasers is expected to settle on September 29, 2021, subject to customary closing conditions. The Notes will be senior unsecured obligations of the Company and will be guaranteed by the domestic restricted subsidiaries of the Company that guarantee the Company’s obligations under its existing credit facility, except for certain immaterial subsidiaries.

The Notes will pay interest semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2022, at a rate of 3.75% per year. The Notes will mature on October 1, 2029 unless earlier repurchased or redeemed in accordance with their terms.

The Company estimates that the net proceeds from the offering of Notes will be approximately $393 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by the Company.

The Notes have not been and are not expected to be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Offers of the securities were made only by means of a private offering memorandum.

About VIAVI Solutions
VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions for communications service providers, enterprises, network equipment manufacturers, government and avionics. We help these customers harness the power of instruments, automation, intelligence and virtualization to command the network.  VIAVI is also a leader in light management solutions for 3D sensing, anti-counterfeiting, consumer electronics, industrial, automotive, and defense applications.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding the Company’s current expectations regarding the transactions described in this press release and the anticipated use of proceeds therefrom, and can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. For more information on these risks, please refer to the “Risk Factors” section included in the Company’s Annual Report on Form 10-K filed August 23, 2021, which was filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date thereof and the Company assumes no obligation to update such statements.

Investors Contact:          Bill Ong, 408-404-4512; bill.ong@viavisolutions.com
Source: VIAVI Financials